Exhibit 99.1
SUPPLEMENTAL REGULATION FD DISCLOSURE
     In this supplemental disclosure, “Allied” and “the Company” refer to Allied Holdings, Inc. and its subsidiaries, unless the context otherwise requires or it is otherwise indicated.
     Statements included in this Supplemental Regulation FD Disclosure that are not strictly historical are “forward-looking” statements. Such statements include, without limitations, any statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar expressions. These forward-looking statements involve a number of risks and uncertainties that could cause Allied’s actual results to differ materially from those suggested by the forward-looking statements and are beyond the Company’s ability to control or predict.
     With respect to the Company’s Chapter 11 reorganization process, these risks include, but are not limited to, the following: the Company’s ability to continue as a going concern and fund its cash requirements through the effective date of a plan of reorganization; the ability of the Company to confirm and consummate the plan of reorganization (or an alternative plan), which depends on a number of factors, including the Company’s ability to obtain the necessary approval of its plan of reorganization, the Company’s ability to satisfy the conditions under the new debtor in possession (“DIP) facility necessary for exit financing, and the bankruptcy court’s confirmation of the plan of reorganization; the ability of the Company to operate under the terms of the new DIP facility; sufficient cash availability for the Company to meet its working capital needs; the Company’s ability to obtain amendments to its collective bargaining agreement with its employees in the U.S. represented by the U.S. Teamsters on substantially the terms set forth in the Company’s plan of reorganization and the related disclosure statement; labor disputes involving the Company and its employees; risks associated with third parties seeking and obtaining court approval to modify or terminate the automatic stay, appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the Company’s ability to maintain contracts that are critical to its operations; and the ability of the Company to retain key executives and employees.
     In addition the Company faces a number of risks with respect to its continuing business operations, including, but not limited to: the highly competitive nature of the automotive distribution industry; dependence on the automotive industry and ongoing initiatives of customers to reduce costs; loss or reduction of revenues generated by the Company’s major customers or the loss of any such customers; the variability of OEM production and seasonality of the automotive distribution industry; the Company’s highly leveraged financial position; the Company’s ability to obtain financing in the future; the Company’s ability to fund future capital requirements; increased costs, capital expenditure requirements and other consequences of the Company’s aging fleet of Rigs as well as Rig purchasing cycles; dependence on key personnel; and the availability of qualified drivers.
     Additional information concerning the risks and uncertainties that could cause differences between actual results and forward-looking statements is included in Allied’s Securities and Exchange Act filings, including its Form 10-Q for the quarter ended September 30, 2006. Allied cautions readers not to place undue reliance on the forward-looking statements and Allied also disclaims any obligation to update or review forward-looking statements, except as may be required by law.
Adjusted Revenues, Adjusted EBITDA and Other Financial Information
     The Company will present adjusted revenues of $858 million for 2003, $876 million for 2004, $848 million for 2005 and expects pro forma adjusted revenues of $834 million for 2006. The adjusted revenues exclude fuel surcharge revenues of approximately $7.0 million in 2003, $19.0 million in 2004, $44.0 million in 2005 and $62.7 million in 2006 (estimated).

     The Company will present adjusted EBITDA of $65.4 million for 2003, $49.4 million for 2004, $30.8 million for 2005 and expects pro forma adjusted EBITDA of $76.1 million for 2006. Reconciliations of adjusted EBITDA and pro forma adjusted EBITDA to the appropriate measures under generally accepted accounting principles (“GAAP”) are provided below.
     The expected pro forma adjusted revenues and pro forma adjusted EBITDA for 2006 reflect what the Company believes are the expected impacts of certain 2006 and 2007 events as if such events had occurred on January 1, 2006. These events, which are set forth in the Company’s joint plan of reorganization and the related disclosure statement, include the effects of renegotiated labor contracts, renegotiated customer contracts and other events. The projected pro forma impact of these events is expected to be as follows:
•	a negative adjustment of approximately $11.3 million in revenues from certain customer business that the Company does not expect to recur in 2007;

•	an increase of approximately $16.4 in annualized labor costs;

•	a negative adjustment of approximately $8.0 million in revenues primarily from the closing of certain terminal locations;

•	approximately $33.5 million in labor savings, primarily as the result of the amended collective bargaining agreement that Allied has negotiated with its employees represented by the U.S. Teamsters that will take effect upon the Company’s exit from bankruptcy; and

•	a positive adjustment of approximately $26.7 million in additional revenues as a result of price increases with Allied’s customers.
     With respect to the Company’s two principal operating units, Allied Automotive Group, Inc. (“AAG”) and Axis Group, Inc., the Company expects 2006 pro forma adjusted revenues of approximately $805.0 million and $28.9 million, respectively. For AAG, Allied will present adjusted revenues of $830 million for 2003, $850 million for 2004 and $822 million for 2005. The adjusted revenues exclude fuel surcharge revenues of approximately $7.0 million in 2003, $19.0 million in 2004, $44.0 million in 2005 and $62.7 million in 2006 (estimated).
     Allied anticipates approximately $35.1 million in capital expenditures in 2006, principally related to its fleet of rigs.
     Allied also will disclose that it had approximately $172.6 million in secured debt as of March 30, 2007, which amount was refinanced under the new DIP facility. The initial draw under the new DIP facility was $205.0 million.
2007 Projected Revenues and Adjusted EBITDA
     Allied expects revenues of $825.7 million in 2007 and pro forma revenues of approximately $832.2 million. The pro forma revenues reflect an anticipated increase of $6.5 million in revenues resulting from price increases with its customers.
     Allied expects adjusted EBITDA of $56.1 million for 2007 and pro forma adjusted EBITDA of approximately $73.8 million. The pro forma adjusted EBITDA reflects an adjustment of $2.0 million in anticipated annualized labor cost increases, a positive adjustment of $14.1 million in anticipated annualized labor costs savings as a result of the amended collective bargaining agreement and a positive adjustment of $5.6 million in additional revenues resulting from price increases with customers. A reconciliation of both adjusted EBITDA and pro forma adjusted EBITDA to the appropriate GAAP measures is provided below.

Rig Fleet Information
     The weighted average age of the Company’s fleet of rigs is currently 11.4 years. A co-sponsor of the Company’s joint plan of reorganization has purchased 117 rigs, and expects to purchase a total of 155 rigs, that it will contribute to Allied in exchange for a secured note that may be converted to equity, at the option of the co-sponsor, upon the Company’s successful emergence from bankruptcy. These purchased rigs range from three to five years old.
Insurance Coverage
     In 2007, Allied successfully renewed its insurance coverage for, among other things, workers’ compensation, automotive and general liability claims. These policies were renewed on substantially similar coverage terms to those in effect for 2006.
     The Company currently maintains approximately $135 million in collateral to support its insurance program, consisting of approximately $100 million in restricted cash, cash equivalents and other time deposits at Haul Insurance Limited, the Company’s captive insurance carrier, and $35 million in letters of credit at the parent company level, which collectively guarantee payment of future claims that have been actuarially determined to be approximately $100 million.
Restructuring Initiatives
     During the fourth quarter of 2005, Allied was successful in negotiating rate increases with substantially all of its customers. These negotiated rate increases resulted in approximately $31 million in additional revenues based on the 2006 volume of customer deliveries.
     In March 2007, Allied reached agreements in principle with customers which provide for additional price increases of approximately $12 million per year based on 2007 projected volumes. Allied is currently discussing additional price increases with customers that represent a significant portion of Allied’s revenues.
Market Leadership Position
     Allied believes that in 2006 it transported approximately 36% of the new vehicles available for delivery in North America. Allied believes that other unionized carriers transported approximately 41% of the new vehicles available for delivery in North America and non-unionized carriers transported the remaining 23%. Allied believes that in 2006 it transported approximately 44% of the new vehicles of the General Motors, Ford and DaimlerChrysler, collectively, available for delivery in North America, 32% of the new vehicles of Honda and Toyota, collectively, available for delivery in North America and 18% of the new vehicles of other manufacturers available for delivery in North America.
     Among Allied’s customers, other than DaimlerChrysler and Toyota, the Company believes that its market share has declined only 3.8% over the past four years. These customers represented approximately 77% of Allied’s 2006 revenues.
     Allied’s average revenue per vehicle has increased from $94.10 in the second quarter of 2004 to $116.50 in the third quarter of 2006.

Risk Management Performance
     Allied’s cargo claim expense has decreased from approximately $30 million in 2001 to an estimated $16 million in 2006. Similarly, the number of workers compensation injury claims has decreased from 706 in 2001 to an estimated 323 in 2006. Allied believes these decreases are the result of both a reduction in the number of vehicles delivered as well as the Company’s aggressive focus on safety initiatives and operation upgrades in risk management and safety programs.
Reconciliations of Non-GAAP Financial Measures
     Within this Supplemental Regulation FD Disclosure, reference is made to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes certain non-cash items, reorganization items and restructuring charges. The Disclosure also refers to adjusted revenue, which excludes revenues from fuel surcharges. Such measures are not measures of financial performance under GAAP and should not be considered as alternatives to comparable GAAP measures.
     The Company uses adjusted EBITDA as a measure of operating performance. Management uses adjusted EBITDA as an earnings measure adjusted to exclude such items as part of its evaluation of the performance of the Company. The Company believes that this measure provides useful information to investors and others because the items excluded are related to unusual items that resulted in a significant impact and are not likely to recur regularly or in predictable amounts. Consequently, presenting adjusted EBITDA, which excludes such unusual items, is meaningful to investors and others. Adjusted EBITDA, with certain additional modifications, is a component of certain financial covenants in the Company’s debt agreements.
     Adjusted revenue is presented as a measure excluding fuel surcharge revenues. The Company believes this is useful information to investors and others since the fuel surcharge revenues vary significantly between periods and are not likely to recur regularly or in predictable amounts. In formation regarding the amount of the fuel surcharge revenues excluded is set forth above.
     The presentation of the non-GAAP financial measures, while useful to investors and others, is not intended to replace the Company’s GAAP financial measures and should be read in conjunction with the financial statements prepared in accordance with GAAP, including all related footnote disclosures.

Reconciliation of Net Loss to Adjusted EBITDA

		TWELVE MONTHS ENDED DECEMBER 31,
	2007	2006(1)	2005	2004	2003
	(FORECAST)	(ACTUAL)
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA:
NET LOSS	$(12,164,000)	$(13,552,000)	$(125,724,000)	$(53,883,000)	$(8,604,000)
INCOME TAX EXPENSE (BENEFIT)	402,000	253,000	(10,832,000)	12,361,000	6,266,000
INTEREST EXPENSE	27,761,000	30,118,000	39,410,000	31,355,000	29,138,000
INVESTMENT INCOME	(5,038,000)	(4,807,000)	(2,813,000)	(1,136,000)	(3,172,000)
FOREIGN EXCHANGE LOSSES (GAINS), NET	—	635,000	(1,414,000)	(1,929,000)	(3,169,000)
OTHER, NET	—	—	(834,000)	191,000	(1,976,000)
REORGANIZATION ITEMS	10,648,000	12,772,000	7,131,000	—	—
(GAIN) LOSS ON DISPOSAL OF OPERATING ASSETS	—	(3,297,000)	(869,000)	(839,000)	1,325,000
DEPRECIATION AND AMORTIZATION	33,619,000	29,430,000	29,925,000	42,943,000	45,556,000
IMPAIRMENT OF GOODWILL	—	—	79,172,000	8,295,000	—
EFFECT OF REVERSING DISCOUNTING ON INSURANCE RESERVES	—	—	—	10,959,000	—
WRITE OFF OF TIRES ON RIGS TO BE DISPOSED OF	—	—	—	1,087,000	—
WITHDRAWAL LIABILITY FOR MULTIEMPLOYER PENSION PLAN	—	—	15,847,000	—	—
MANAGEMENT FEE	875,000	—	—	—	—
RESTRUCTURING CHARGES	—	—	1,841,000	—	—

ADJUSTED EBITDA	$56,103,000	$51,552,000	$30,840,000	$49,404,000	$65,364,000

(1)	The 2006 net loss was derived from preliminary 2006 financial statements that may change as a result of year-end adjustments or other adjustments required under GAAP. The 2006 financial statements have not been audited or reviewed by the Company’s independent registered public accounting firm and will be subject to future reconciliation and adjustments. Such adjustments could have a material impact on the net loss.

Reconciliation of Pro Forma Net Loss to Pro Forma Adjusted EBITDA

	TWELVE MONTHS ENDED
	DECEMBER 31,
	2007	2006(1)
	(FORECAST)	(PRO FORMA)
RECONCILIATION OF NET LOSS TO PRO FORMA ADJUSTED EBITDA:
NET LOSS	$(12,164,000)	$(13,552,000)
PRO FORMA ADJUSTMENTS TO NET LOSS:
CERTAIN BUSINESS NOT EXPECTED TO RECUR IN 2007	—	(11,300,000)
ANUALIZED LABOR INCREASES	(2,000,000)	(16,400,000)
CLOSED TERMINALS AND OTHER	—	(8,000,000)
PRICE INCREASES	5,600,000	26,700,000
LABOR SAVINGS	14,100,000	33,500,000

PRO FORMA NET INCOME	$5,536,000	$10,948,000
INCOME TAX EXPENSE	402,000	253,000
INTEREST EXPENSE	27,761,000	30,118,000
INVESTMENT INCOME	(5,038,000)	(4,807,000)
FOREIGN EXCHANGE LOSSES, NET	—	635,000
REORGANIZATION ITEMS	10,648,000	12,772,000
GAIN ON DISPOSAL OF OPERATING ASSETS	—	(3,297,000)
DEPRECIATION AND AMORTIZATION	33,619,000	29,430,000
MANAGEMENT FEE	875,000	—

PRO FORMA ADJUSTED EBITDA	$73,803,000	$76,052,000

(1)	The 2006 net loss was derived from preliminary 2006 financial statements that may change as a result of year-end adjustments or other adjustments required under GAAP. The 2006 financial statements have not been audited or reviewed by the Company’s independent registered public accounting firm and will be subject to future reconciliation and adjustments. Such adjustments could have a material impact on the net loss.